UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2018 (November 20, 2018)

Commission File Number 000-51160

MOBIQUITY TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

New York	11-3427886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Torrington Lane, Shoreham, NY 11786

(Address of principal executive offices)

516-246-9422

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 20, 2018 Mobiquity Technologies, Inc., Glen Eagles Acquisition LP, AVNG Acquisition Sub, LLC and Advangelists, LLC entered into an Agreement and Plan of Merger. Under the merger agreement, Mobiquity will become the 48% member, and Glen Eagles will become a 52% member, of Advangelists at the effective time of the merger. Mobiquity will be the manager of Advangelists following the merger. In addition to customary grounds for the parties to terminate the merger agreement prior to closing, either party may terminate the merger agreement if conditions to closing are not met by December 31, 2018. In consideration for the merger:

•	Mobiquity will issue warrants for 90 million shares of Mobiquity common stock at an exercise price of $0.09 per share, and, subject to the vesting threshold described below, Mobiquity will transfer 11,111,111 shares of Gopher Protocol, Inc. common stock, to the pre-merger Advangelists members. The transfer of the Gopher common stock will be unvested and will vest in February 2019 only if Advangelists’ combined revenues for the months of December 2018 and January 2019 are at least $250,000.

•	Glen Eagles will pay the pre-merger Advangelists members $10 million in cash. $500,000 will be paid at closing and $9,500,000 will be paid in 19 monthly installments of $500,000 each, represented by a promissory note. The promissory note will provide that as sole remedy for a payment default:

o	if there is a payment default and less than $1 million in total cash consideration has been tendered for payment, Glen Eagles will return its 52% membership interest in Advangelists to the Advangelists pre-merger members. In that case, the Advangelists pre-merger members may elect to return to Mobiquity the Mobiquity warrants, or Mobiquity common stock issued upon the exercise of the Mobiquity warrants, and the Gopher common stock transferred by Mobiquity, and Mobiquity will return its 48% membership interest in Advangelists to the Advangelists pre-merger members.

o	if there is a payment default and more than $1 million but less than $2,500,000 in total cash consideration has been tendered for payment, Glen Eagles will return its 52% membership interest in Advangelists to the Advangelists pre-merger members. In that case, none of Mobiquity warrants, or Mobiquity common stock issued upon the exercise of the Mobiquity warrants, and none of the Gopher common stock transferred by Mobiquity, shall be returned by the Advangelists pre-merger members to Mobiquity, and none of Mobiquity’s 48% membership interest in Advangelists shall be returned by Mobiquity to the Advangelists pre-merger members, unless Mobiquity on the one hand, and the Advangelists pre-merger members on the other hand, mutually consent otherwise.

o	if there is a payment default and more than $2,500,000 in total cash consideration has been tendered for payment Glen Eagles will return to the Advangelists pre-merger members a portion of Glen Eagles’ membership interest in Advangelists equal to a 3% membership interest for each the defaulted installments and the remaining installments. In that case, any return of Mobiquity warrants, or Mobiquity common stock issued upon the exercise of the Mobiquity warrants, and Gopher common stock transferred by Mobiquity, and Mobiquity’s 48% membership interest in Advangelists shall be subject to the same Mobiquity and Advangelists pre-merger members mutual consent as above.

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Deepanker Katyal, a 47.5% pre-merger member of Advangelists, has been appointed as representative of the Advangelists’ pre-merger members, and all Advangelists pre-merger member consents or decisions shall be given or made by Mr. Katyal in that capacity.

Until the merger consideration is paid in full, Advangelists may not take certain major actions without the consent of Mr. Katyal, acting as representative of the Advangelists’ pre-merger members.

At the effective time of the merger, Mr. Katyal, and Lokesh Mehta, also a 47.5% pre-merger member of Advangelists, will be employed by Advangelists as Advangelists’ CEO and CTO respectively under three-year employment agreements. Mr. Katyal and Mr. Mehta will each be entitled to $400,000 in annual salary and benefits which are substantially similar to the Mobiquity executive management benefits. The employment agreements will include customary provisions regarding restrictive covenants, intellectual property and grounds for early termination. Additionally, Mr. Katyal and Mr. Mehta will each be issued Mobiquity Class B preferred stock (to be authorized) which will provide for dividends equal to 10% of the gross revenue of Mobiquity or Advangelists, whichever is higher and capped at $600,000 each, for each of its 2019 and 2020 fiscal years.

Item 3.02	Unregistered Sales of Equity Securities.

In November 19, 2018, Gopher Protocol Inc. (“Gopher”) converted 200 shares of the Series AAAA Preferred Stock of Mobiquity Technologies, Inc. (“Mobiquity”) into 20,000,000 restricted shares of common stock of Mobiquity and 30,000,000 common stock purchase warrants (the “Warrants”), each exercisable for the purchase of one additional restricted share of Mobiquity’s common stock. It is also understood, acknowledged and agreed that Gopher is exercising all of the 30,000,000 Warrants to purchase 30,000,000 restricted shares of common stock of Mobiquity at an exercise price of $0.12 per share of common stock, payable through of the issuance to Mobiquity of 10,000,000 fully paid and non-assessable restricted shares of common stock of Gopher.

Item 8.01	Other Events.

On November 20, 2018 Mobiquity issued a press release announcing the entry into the merger agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 20, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOBIQUITY TECHNOLOGIES, INC.

		By:	/s/ Dean L. Julia
		Name:	Dean L. Julia
		Title:	Chief Executive Officer

Date:	November 28, 2018

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